Exhibit 23.02

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NortonLifeLock Inc. of our report dated 24 February 2022 relating to the consolidated financial statements of Avast plc as of and for the years ended 31 December 2021 and 2020, which appears in NortonLifeLock Inc.’s Current Report on Form 8-K dated 7 September 2022.

/s/ Ernst & Young LLP

London, United Kingdom

12 September 2022